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                                                                    EXHIBIT 99.1

PRESS RELEASE
FOR FURTHER INFORMATION CONTACT:

CONTACTS:           MEDIA:          INVESTORS:

                    Amy Johnson     Frank Bergonzi
                    (717) 730-7732  (717) 975-5750

                                or

                      Gene Donati or Anthony Ewing
                          Clark & Weinstock
                            (212) 953-2550

FOR IMMEDIATE RELEASE

                   RITE AID COMPLETES THRIFTY PAYLESS MERGER
Combined Company Operates 3,500 Drugstores in 26 States and District of Columbia

CAMP HILL, PA. (December 12, 1996)--Rite Aid Corporation (RAD-NYSE, PSE) today announced that it completed its merger with Thrifty PayLess Holdings, Inc. (NYSE-TPD), the largest drugstore chain in the western United States.

     In separate meetings held today, shareholders of both companies voted to approve the previously announced merger. It was approved by the holders of 81.3 percent of Rite Aid Corporation stock and by the holders of 77.1 percent of Thrifty PayLess stock.

     Under terms of the agreement, each share of Thrifty PayLess will be converted into 0.65 of a share of Rite Aid common stock. As a result, Rite Aid will issue approximately 38.7 million shares of common stock in the transaction. Harris Trust Company of Chicago will serve as the exchange agent for the conversion process. Thrifty PayLess shareholders may call (212) 701-7624 for information.

     Thrifty PayLess is the largest drugstore chain in the western United States, operating over 1,000 drugstores in 10 states with annual revenues of approximately $4.4 billion.

     Before the merger, Rite Aid Corporation was the largest retail drugstore operator in the United States by store count, operating 2,788 drugstores in 20 eastern states and the District of Columbia, with revenues of approximately $5.9 billion. The merger will create a chain of more than 3,500 drugstores with annual revenues of over $10 billion.

     The merger also will put Rite Aid drugstores in 25 of the top 50 U.S. metropolitan areas; it will rank number one or number two in 21 of these metropolitan areas.

     Martin Grass, Chairman and CEO of Rite Aid said, "This merger is a natural complement to our current operations in the eastern United States. Thrifty PayLess currently ranks first or second in drugstore sales in 90 percent of the metropolitan areas in which it operates."

     "Combining the two companies assures future growth by giving Rite Aid a strong foothold in key, high-growth geographic areas," Grass said.

     General information about Rite Aid, including corporate background and press releases is available, free of charge, through the company's News-On-Demand fax service at (800) 916-7788. This information is also available through Rite Aid's internet web site at http:\\www.RiteAid.com.
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